AGREEMENT OF CONVEYANCE, TRANSFER AND ASSIGNMENT OF SUBSIDIARIES AND ASSUMPTION OF OBLIGATIONS

This Agreement of Conveyance, Transfer and Assignment of Subsidiaries and Assumption of Obligations (“Transfer and Assumption Agreement”) is made as of November 12, 2013 by and among General Sales Inc. Leasing, Inc., a Nevada corporation (“Assignor”), Oxbridge Technology Partners, SA (''Assignee"), Shift It Media Company, a Nevada corporation, and General Aircraft, Inc. a Nevada corporation (together, the "Subsidiaries").

WHEREAS, Assignor owns a 100% interest in the Subsidiaries; and

WHEREAS, through both its own direct operations and through the Subsidiarie5, Assignor has been engaged in the business of owning and operating helicopters for use in sightseeing tours and as pilot training aircraft and, most recently, an online advertising business (the "Business"); and

WHEREAS, Assignor desires to convey, transfer and assign to Assignee, and Assignee desires to acquire from Assignor, nil of the issued and outstanding stock and any other form of ownership interest in the Subsidiaries, along with all the assets of the Business held or owned by the .Assignor, and, in connection therewith, Assignee has agreed to accept and assume all of the liabilities of Assignor relating to the Business, to the Subsidiaries, and to Assignor' s operations prior to the date of this Agreement on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereto intending to be legally bound hereby, agree as follows:

Section 1. Condition Precedent. This Agreement shall be conditional on the Assignor obtaining shareholder and court approval and the effectiveness of the scheme of arrangement filed in connection with the Assignor's acquisition of the entire issued share capital of Xenetic Biosciences plc (the "Condition Precedent").

Section 2. Assignment .of Subsidiaries. Assets and Business.

For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged·by Assignor and Subsidiaries, Assignor does hereby assign, grant, bargain, sell, convey, transfer and deliver to Assignee, and its successors and assigns, all of Assignor's capital stock and any other form of ownership interest in Shift It Media Company a Nevada corporation, and General Aircraft, Inc., a Nevada corporation. In addition, Assignor docs hereby assign, grant, bargain, sell convey, transfer and deliver to Assignee and its successors and assigns, all of Assignor's right, title and interest in, to and under the assets, properties and business, of every kind and description, wherever located, real, personal or mixed, tangible or intangible, owned, held or used in the conduct of the Business (the “Assets”), including, but not limited to, the assets listed oil Exhibit A hereto, and identified in part by reference to Assignor's most recent balance sheet filed with Securities and Exchange Commission (the "Balance Sheet").

Section 3. Assumption.

3.1 Assumed Liabilities. As of the date hereof, Assignee hereby assumes and agrees to pay, perform and discharge, fully and completely , all liabilities, commitments, contracts, agreements, obligations or other claims against Assignor, whether known or unknown, asserted or unasserted, accrued or unaccrued, absolute or contingent, liquidated or unliquidated , due or to become due, and whether contractual, statutory, or otherwise associated with the Business, the Subsidiaries, and/or to any aspect of Assignor's operations related to the Assets being transferred herein (the "Liabilities"), including, but not limited to, the Liabilities listed on Exhibit B, and identified in part by reference to the Balance Sheet.

3.2 Indemnity. Assignee shall indemnify and hold harmless the Assignor for any loss, liability, claim, damage, or expense arising from or in connection with any claim relating to or arising out of any Liabilities.

3.3 Cancellation of Shares. The Assignee further agrees to retire to treasury all of its common stock (100,000,000 shares or such other number of shares held by the Assignee following any corporate reorganization, split or otherwise) held in the Assignor effective as of the date of satisfaction of the Condition ·Precedent.

3.4. Payment of Consideration. The payJT1ent of $430,000US shall be made by the Assignor to the Assignee following the satisfaction of the Condition Precedent. In the event that such consideration is specifically prohibited under the scheme, this agreement shall be null and void.

Section 4. Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Transfer and Assumption Agreement.

Section 5. Governing Law and Venue. This Agreement shall be ·constructed and construed in accordance with the internal substantive laws of the State of Nevada, without regard to the choice of law principles of said State. The parties agree that the exclusive venue of any action, suit, counterclaim or cross claim arising under, out of, or in connection with this Agreement shall be the state or federal courts in Clark County, Nevada. The parties hereby consent to the personal jurisdiction of any court of competent subject matter jurisdiction sitting.in Clark County, Nevada.

Section 6. Waiver of Right to Trial by Jury. Each of the parties hereto hereby waives any right to trial by jury of any claim, demand, action or cause of action (a) arising under this agreement or any other instrument, document or agreement executed or delivered to connection herewith or therewith, or (b) in any way connected with or .related or incidental to the dealings of the parties hereto or any of them in respect to this agreement. Each of the parties hereto represents that it has reviewed this waiver and has knowingly and voluntarily waived its jury trail rights following consultation with legal counsel. Each of the parties hereto agrees that the other may file a copy of this agreement with any court as written evidence of-the consent of the parties hereto to the waiver of their right to trial by jury.

Section 7. Understanding of Agreement. The parties each acknowledge that they have fully read the contents of this Agreement and that they have had the opportunity to obtain the advice of counsel of their choice, and that they have full; complete and total comprehension of the provisions hereof and are in full agreement with each and every one of the terms, conditions and provisions of this. Agreement. As such, the parties agree to waive any and all rights to apply an interpretation of any and all terms, conditions or provisions hereof, including the rule of construction that such ambiguities are to be resolved against the drafter of this Agreement. For the purpose of this instrument, the parties agree that ambiguities, if any, are to be resolved• in the same manner as would have been the case had this instrument been jointly conceived and drafted.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as of the date first above written.

General Sales and Leasing, Inc.
/s/ Ari Nagler
By: Ari Nagler

Shift It Media Company
/s/ Ari Nagler
By: Ari Nagler

General Aircraft, Inc.
/s/ Ari Nagler
By: Ari Nagler

Oxbridge Technology Partners SA
/s/ Authorized Signatory

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Exhibit A

(a)                 The Robinson R44 Raven II helicopter (N881KE)

(b)                 All of the equipment, computers, servers, hardware, appliances, implements, and all other tangible personal property that are owned by Assignor and have been used in the conduct of the Business;

(c)                 all inventory associated with the Business;

(d)                 all real property and real property leases to which Assignor is a party, and which affect the Business or the Assets;

(e)                 all contracts to which Assignor is a party, or which affect the Business or the Assets, including leases of personal property;

(f)                  all rights, claims and causes of action against third parties resulting from or relating to the operation of the Business or the Assets, including without limitation, any rights, claims and causes of action arising under warranties from vendors and other third parties;

(g)                 all governmental licenses, permits, authorizations, consents or approvals affecting or relating to the Business or the Assets;

(h)                 all accounts receivable, notes receivable, prepaid expenses and insurance and indemnity claims to the extent related to any of the Assets or the Business;

(i)                   all goodwill associated with the Assets and the Business;

(j)                  all business records, regardless of the medium of storage, relating to the Assets and/or the Business, including without limitation, all schematics, drawings, customer data, subscriber lists, statistics, promotional graphics, original art work, mats, plates, negatives, accounting and financial information concerning the Assets or Business;

(k)                 all internet domain names and URLs of the Business, software, inventions, art works, patents, patent applications, processes, shop rights, formulas, brand names, trade secrets, know-how, service marks, trade names, trademarks, trademark applications, copyrights, source and object codes, customer lists, drawings, ideas, algorithms, processes, computer software programs or applications (in code and object code form), tangible or intangible proprietary information and any other intellectual property and similar items and related rights owned by or licensed to Assignor used in the Business, together with any goodwill associated therewith and all rights of action on account of past, present and future unauthorized use or infringement thereof; and

(l)                   all other privileges, rights, interests, properties and assets of whatever nature and wherever located that are owned, used or intended for use in connection with, or that are necessary to the continued conduct of, the Business as presently conducted or planned to be conducted.

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Exhibit B

(a)                 All liabilities in respect of indebtedness of Assignor related to the Business;

(b)                 product liability and warranty claims relating to any product or service of Assignor associated with the Business;

(c)                 taxes, duties, levies, assessments and other such charges, including any penalties, interests and fines with respect thereto, payable by Assignor to any federal, provincial, municipal or other government, domestic or foreign, incurred in the conduct of the Business;

(d)                 liabilities for salary, bonus, vacation pay, severance payments damages for wrongful dismissal, or other compensation or benefits relating to Assignor’s employees employed in the conduct of the Business;

(e)                 any liability or claim for liability (whether in contract, in tort or otherwise, and whether or not successful) related to any lawsuit or threatened lawsuit or claim (including any claim for breach or non-performance of any contract) based upon actions, omissions or events relating to the Business; and

(f)                  any liability, ongoing duty or obligation, or any claim for liability or performance of any ongoing duty or obligation arising under any and all contracts to which Assignor is a party, or which affect the Business or the Assets.

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